Exhibit(10)(iii)(A)(17.10)

AMENDMENT TO

CINCINNATI BELL MANAGEMENT PENSION PLAN

The Cincinnati Bell Management Pension Plan (the “Plan”) is hereby amended, effective as of January 1, 1997 and in order (i) to revise the Plan’s definition of an accrued benefit in accordance with a request of the Internal Revenue Service made in connection with such organization’s review of the Plan as restated effective as of January 1, 1997 and (ii) to make certain corresponding or clarifying changes in other provisions of the Plan, in the following respects.

1. Subsection 2.1.1 of the Plan is amended in its entirety to read as follows.

2.1.1 “Accrued Benefit” means, when applied to any Participant and his interest as of any specified date under this Plan, under the Prior Pension Plan, or under a plan which merges into this Plan or has its assets and liabilities attributable to the Participant transferred to this Plan (for purposes of this Subsection 2.1.1, a “merged plan”), the monthly amount of the benefit to which the Participant would be entitled under the Plan, under the Prior Pension Plan, or under the merged plan, as the case may be: (i) if the Participant permanently ceased to be an Employee as of the specified date (if he has not already done so); (ii) if the Participant was fully vested in (i.e., had a nonforfeitable right to) his benefit under the Plan, under the Prior Pension Plan, or under the merged plan, as the case may be, as of the specified date (even if he is not yet fully vested in such benefit); and (iii) if the Participant’s benefit under the Plan, under the Prior Pension Plan, or under the merged plan, as the case may be, is paid in the form of a Single Life Annuity commencing as of the Participant’s Normal Retirement Date (or, if the specified date is later than the Participant’s Normal Retirement Date, commencing as of the specified date).

(a) For purposes of the Plan, when a Participant’s “Accrued Benefit” as of any specified date is to be determined under the other provisions of this Plan based on the amount credited to the Participant’s Cash Balance Account, then the Participant’s “Accrued Benefit” as of the specified date is determined:

(1) first, by determining the amount that as of the specified date is credited to the Participant’s Cash Balance Account;

(2) next, in the event (and only in the event) the specified date occurs before the Participant’s Normal Retirement Date, by projecting the amount determined under subparagraph (1) immediately above from the specified date to the Participant’s Normal Retirement Date at an interest rate of 4% per annum (which is the interest rate used under the Plan to determine interest rate credits to the Participant’s Cash Balance Account after the Participant has ceased to be an Employee, assuming that the Participant does not elect to reduce that rate in return for a pre-retirement death benefit that otherwise could be provided under the Plan); and

(3) next and last, by dividing the amount determined under subparagraph (1) above, as projected to the Participant’s Normal Retirement Date under the provisions of subparagraph (2) immediately above in the event the specified date occurs before the Participant’s Normal Retirement Date, by both (i) 9.7 (which is the annuity conversion rate used by the Plan pursuant to Table 1 to this Plan to convert, at a Participant’s Normal Retirement Date or a later date, the Participant’s Cash Balance Account balance to an actuarially equivalent Single Life Annuity annual amount) and (ii) twelve (which is the divisor needed to convert a Single Life Annuity annual amount into a monthly amount). The calculations called for under this subparagraph (3) convert the amount determined under subparagraph (1) above, as projected to the Participant’s Normal Retirement Date under the provisions of subparagraph (2) immediately above in the event the specified date occurs before the Participant’s Normal Retirement Date, into an actuarially equivalent Single Life Annuity monthly amount.

(b) Further, when (and only when) both a Participant’s “Accrued Benefit” as of any specified date is to be determined under the other provisions of this Plan based on the amount credited to the Participant’s Cash Balance Account and the Participant’s Normal Retirement Date is the first day after the Participant’s 65th birthday, then the Participant’s “Accrued Benefit” as of the specified date can also, for convenience and simplicity and in lieu of the method of determining such “Accrued Benefit” under the provisions of paragraph (a) immediately above, be determined by dividing (i) one-twelfth of the amount that as of the specified date is credited to the Participant’s Cash Balance Account by (ii) the factor identified in Table 1 to this Plan as applicable to a payment age that is the Participant’s attained age (in whole years and months) as of the specified date. The determination of a Participant’s “Accrued Benefit” as of any specified date under the method described in the immediately preceding sentence produces the same result for such Accrued Benefit as is produced by the method described in paragraph (a) immediately above as long as the Participant’s Normal Retirement Date is the first day after the Participant’s 65th birthday.

(c) For purposes of the Plan, when a Participant’s “Accrued Benefit” as of any specified date is not to be determined under the other provisions of this Plan based on the amount credited to the Participant’s Cash Balance Account but instead is based on a non-cash balance formula under the Prior Pension Plan (including any modifications to such formula that are provided under this Plan) or under a merged plan’s benefit formula, then the Participant’s “Accrued Benefit” as of the specified date is determined pursuant to the terms of the Prior Pension Plan that provide for such non-cash balance formula (as such benefit formula terms may be modified under this Plan) or pursuant to the terms of the merged plan that provide for its benefit formula, as appropriate.

2. Subsection 5.1 of the Plan is deleted in its entirety and shall be reflected in the Plan as follows.

5.1 [Deleted.]

3. Subsection 7.2.1 of the Plan is amended in its entirety to read as follows.

7.2.1 Subject to the other terms of the Plan, if a Participant is not married as of the date a retirement benefit under the Plan commences to be paid to him, such retirement benefit shall be paid in the form of a Single Life Annuity. The monthly amount of such annuity shall be referred to in the other provisions of the Plan as the Participant’s “Accrued Benefit Final Payment Amount” and shall be equal to the result obtained:

(a) first, by multiplying the Participant’s Accrued Benefit determined as of the commencement date of such retirement benefit by the Participant’s vested percentage determined as of such commencement date; and

(b) next and last, in the event (and only in the event) such commencement date occurs before the Participant’s 65th birthday, by multiplying the amount determined under paragraph (a) immediately above by the factor identified in Table 2 to this Plan as applicable to a payment age that is the Participant’s attained age (in whole years and months) as of such commencement date. The calculation called for under this paragraph (b) reduces the Participant’s vested Accrued Benefit amount determined under paragraph (a) above by an actuarial factor to reflect the early (pre-age 65) commencement of the Participant’s actual retirement benefit to be paid under the Plan.

4. Each and any reference to “Assumed Monthly Normal Retirement Date Benefit Formula Amount”, “Monthly Benefit Formula Amount”, “Subsection 5.1.1”, or “Subsection 5.1.2” that is contained in the other provisions of the Plan (that are not amended under the foregoing items of this Plan amendment) shall be deleted and replaced by a reference to “Accrued Benefit”, “Accrued Benefit Final Payment Amount”, “Subsection 7.2.1”, or “Subsection 2.1.1”, respectively.

IN ORDER TO EFFECT THE FOREGOING PLAN CHANGES, the Plan’s sponsor, Cincinnati Bell Inc., has caused its name to be subscribed to this Plan amendment.

CINCINNATI BELL INC.

By:	/s/ Christopher J. Wilson
Title:	V.P. General Counsel & Secretary
Date:

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